CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees and Shareholders
Evergreen Equity Trust
Evergreen Fixed Income Trust
Evergreen Municipal Trust
(formerly Mentor Funds):


We consent to the use of our report dated November 5, 1999 for Evergreen Capital Income and Growth Fund (formerly Mentor Income and Growth Portfolio), a portfolio of Evergreen Equity Trust, Evergreen Municipal Income Fund (formerly Mentor Municipal Income Portfolio), a portfolio of Evergreen Municipal Trust and Evergreen Short-Duration Income Fund (formerly Mentor Short-Duration Income Portfolio), a portfolio of Evergreen Fixed Income Trust, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the Statement of Additional Information.


                                                  /s/  KPMG LLP

KPMG LLP
Boston, MA
January 26, 2000